EXHIBIT 99.1

KemPharm Reports Third Quarter 2017 Results and Provides Corporate Update

Conference Call and Live Audio Webcast with Slide Presentation Scheduled for Today at 4:30 p.m. ET

Development & Regulatory Highlights:

●	Filed IND for KP484, A Super-Extended Release ADHD Methylphenidate Prodrug Product Candidate
–	KP484 IND Review Completed by FDA; Cleared to Proceed to Clinical Studies
●	Announced FDRR Process Completion and Resubmission of the Apadaz™ NDA
–	FDA Has Assigned a PDUFA Action Date of February 23, 2018
●	Entered into Licensing and Assignment Agreement with Genco Sciences to Develop a Prodrug-Based Therapy for Potential Rare Pediatric Indications of Tourette’s Syndrome with ADHD
●	Announced Preliminary Pharmacokinetic Phase I Trial Results for KP415

Corporate & Financial Highlights:

●	Net loss of $0.68 per basic and diluted share for the quarter ended September 30, 2017
●	Quarterly operating expenses decreased $0.8 million as compared to Q3 2016
●	Total cash and security-related amounts were $55.6 million at September 30, 2017; based on current forecast, existing resources expected to fund operating requirements through Q2 2019

Coralville, IA – November 9, 2017 – KemPharm, Inc. (NASDAQ: KMPH), a clinical-stage specialty pharmaceutical company engaged in the discovery and development of proprietary prodrugs, today reported its corporate and financial results for the third quarter ended September 30, 2017, including an update on development and regulatory events involving its prodrug development pipeline.

“We continued to reach key milestones for our company during the third quarter that we believe, collectively, showcase the value potential of our prodrug pipeline and our Ligand Activated Therapy (LAT™) discovery platform,” said Travis C. Mickle, Ph.D., President and Chief Executive Officer of KemPharm. “During the quarter, we filed the Investigational New Drug (IND) application for KP484, our super-extended release prodrug for the treatment of attention deficit hyperactivity disorder (ADHD), and last week, we were pleased to report that the FDA completed its review of the KP484 IND application, enabling us to proceed to the clinic. This advancement, coupled with the ongoing development of KP415, our lead ADHD prodrug candidate, positions KemPharm to potentially have two late-stage product candidates designed to address important unmet treatment needs in ADHD.”

“The third quarter was also highlighted by the completion of the Formal Dispute Resolution Request (FDRR) process with the U.S. Food and Drug Administration (FDA) for Apadaz™ (benzhydrocodone and acetaminophen),” Dr. Mickle continued. “Initiated approximately a year ago, the FDRR process provided us an opportunity to discuss appropriate labeling language for Apadaz™. Based on the discussions, we replied to the June 2016 Complete Response Letter from the FDA by submitting an amended Apadaz™ New Drug Application (NDA), for which the FDA assigned a Prescription Drug User Fee Act (PDUFA) date of February 23, 2018.”

“Additionally, we entered into a technology licensing and assignment agreement with Genco Sciences with the goal of building on their technology to develop a new prodrug product for the treatment of pediatric Tourette’s syndrome when accompanied by ADHD,” Dr. Mickle continued. “Although still in discovery phase, we are very excited by the opportunity to harness our LAT™ prodrug discovery platform to potentially develop a new product candidate for an orphan-drug area. This agreement is the first of what we hope will be replicated as a model for our strategy to leverage our LAT™ to potentially enhance the performance of an active pharmaceutical ingredient and increase the marketability of the parent drug.”

“We anticipate that the fourth quarter and early 2018 will be a very active period for KemPharm. We anticipate multiple clinical and regulatory milestone announcements, including initiating the pivotal efficacy study for KP415, completing the combined intravenous (IV) human abuse liability study for KP415 and KP484, and, as noted previously, the PDUFA decision for Apadaz™ in February,” Dr. Mickle concluded.

Q3 2017 Financial Results:

KemPharm’s reported net loss was $10.0 million, or $0.68 per basic and diluted share, for the three months ended September 30, 2017, compared to net loss of $13.4 million, or $0.92 per basic and diluted share, for the same period in 2016. Net loss for the Q3 2017 was driven primarily by a loss from operations of $9.6 million, and net interest expense and other items of $1.7 million; these expenses were partially offset by non-cash fair value adjustment income of $1.3 million. Loss from operations decreased $0.8 million from $10.4 million in Q3 2016 to $9.6 million in Q3 2017. The decrease in loss from operations for Q3 2017 compared to the same quarter in 2016 was primarily due to severance expense recognized in Q3 2016 of $3.0 million which did not recur in Q3 2017. This decrease was partially offset by increased research and development and general and administrative spending of $2.0 million and $0.2 million, respectively, period over period.

As of September 30, 2017, total cash and security-related amounts, which is comprised of cash, cash equivalents, restricted cash, marketable securities, trade date receivables and long-term investments, was $55.6 million, which reflected a decrease of $10.2 million compared to June 30, 2017. Based on the Company’s current forecast, existing resources are expected to fund operating expenses and capital expenditure requirements through Q2 2019.

Conference Call Information:

The company will host a conference call and live audio webcast with slide presentation on Thursday, November 9, 2017, at 4:30 p.m. ET, to discuss its corporate and financial results for the third quarter 2017. Interested participants and investors may access the conference call by dialing either:

●	(866) 395-2480 (U.S.)
●	(678) 509-7538 (international)
●	Conference ID: 3698227

The live webcast with accompanying slides will be accessible via the Investor Relations section of the KemPharm website http://investors.kempharm.com/. An archive of the webcast and presentation will remain available for 90 days beginning at approximately 5:00 p.m., ET on November 9, 2017.

Recent and Third Quarter 2017 Activities:

●	Entered into Licensing and Assignment Agreement with Genco Sciences to Develop Prodrug-Based Therapy for Potential Rare Pediatric Indications of Tourette’s Syndrome with ADHD
On October 4, 2017, KemPharm entered into a technology licensing and assignment agreement with Genco Sciences, LLC (Genco) whereby KemPharm anticipates utilizing Genco’s early research-stage proprietary nano-particulate amphetamine technology to devise a unique prodrug to be developed as a treatment for pediatric Tourette’s syndrome when accompanied by ADHD. Under terms of the agreement, KemPharm will be responsible for financing and managing all product development.

●	Filed IND for KP484 for the Treatment of ADHD, An Investigational Prodrug of Methylphenidate
On September 20, 2017, KemPharm announced that it filed an IND application with the FDA to begin human clinical trials of KP484, the Company’s prodrug product candidate of “super-extended” release methylphenidate for the treatment of ADHD. KemPharm’s IND proposal is to develop KP484 along a similar clinical trial pathway as KP415, with efficacy studies of KP484 expected to initiate in 2018.

●	Announced FDRR Process Completion and Resubmission of the Apadaz™ NDA

On Sept. 19, 2017, KemPharm announced completion of the FDRR process with the FDA for Apadaz (benzhydrocodone and acetaminophen). Based on the FDRR discussions, KemPharm replied to the CRL by submitting an amended Apadaz NDA. The FDA notified KemPharm with the determination that the resubmitted NDA application is complete and assigned February 23, 2018, as the expected date by which an approval decision will be determined.

●	Announced Preliminary Pharmacokinetic Phase I Trial Results for KP415
On August 10, 2017, KemPharm announced preliminary results for KP415.109, our proposed co-formulation of our proprietary extended release (ER) KP415 d-methylphenidate prodrug together with immediate release (IR) d-MPH, demonstrated expected PK parameters in this Phase I trial and is now being readied for further development in a safety and efficacy clinical trial later this year. This Phase I trial was designed to assess the relative pharmacokinetics (PK) of three different formulations of KP415 vs. a methylphenidate-containing comparator product (Concerta ®) at both single and multiple dose conditions. KP415 is KemPharm’s co-lead ADHD product candidate.

About KemPharm

KemPharm is a clinical-stage specialty pharmaceutical company focused on the discovery and development of proprietary prodrugs to treat serious medical conditions through its proprietary LAT™ (Ligand Activated Therapy) platform technology. KemPharm utilizes its proprietary LAT™ platform technology to generate improved prodrug versions of FDA-approved drugs in the high need areas of ADHD, pain and other central nervous system disorders. KemPharm’s co-lead clinical development candidates are KP415 and KP484, both based on a prodrug of methylphenidate, but with differing extended-release profiles for the treatment of ADHD. In addition, the company is advancing Apadaz™, an immediate-release, abuse-deterrent hydrocodone/acetaminophen combination product candidate, and KP201/IR, an acetaminophen-free formulation of the company’s immediate release abuse deterrent hydrocodone product candidate, KP201. For more information on KemPharm and its pipeline of prodrug product candidates visit www.kempharm.com.

Caution Concerning Forward Looking Statements

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. These forward-looking statements include statements regarding the expected features and characteristics of any product candidates developed under the Genco license agreement, KP415, KP484, Apadaz™ and KemPharm’s other product candidates, the expected timing of the initiation and completion of any clinical trials for KemPharm’s product candidates, the expected timing and outcome from the resubmission of KemPharm’s Apadaz NDA with the FDA, and KemPharm’s current forecast that existing resources are expected to fund operating expenses and capital expenditure requirements through Q2 2019. These forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to KemPharm and its current plans or expectations, and are subject to a number of uncertainties and risks that could significantly affect current plans. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: KemPharm's financial resources and whether they will be sufficient to meet KemPharm's business objectives and operational requirements; results of earlier studies and trials may not be predictive of future clinical trial results; the protection and market exclusivity provided by KemPharm's intellectual property; risks related to the drug discovery and the regulatory approval process; the impact of competitive products and technological changes; and the FDA approval process under the Section 505(b)(2) regulatory pathway, including without limitation any timelines for related approval. KemPharm's forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning KemPharm’s business are described in additional detail in KemPharm's Annual Report on Form 10-K for the year ended December 31, 2016, and KemPharm’s other Periodic and Current Reports filed with the Securities and Exchange Commission.  KemPharm is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:	Media Contact:
Jason Rando / Joshua Drumm, Ph.D. Tiberend Strategic Advisors, Inc. 212-375-2665 / 2664 jrando@tiberend.com jdrumm@tiberend.com	Daniel L. Cohen Executive VP, Government and Public Relations KemPharm, Inc. 202-329-1825 dcohen@kempharm.com

KEMPHARM, INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Revenue	$—	$—	$—	$—
Operating expenses:
Research and development	6,293	4,287	15,057	12,509
General and administrative	3,319	3,104	10,159	11,127
Severance expense	—	3,010	—	3,010
Total operating expenses	9,612	10,401	25,216	26,646
Loss from operations	(9,612)	(10,401)	(25,216)	(26,646)
Other (expense) income:
Loss on extinguishment of debt	—	—	—	(4,740)
Interest expense related to amortization of debt issuance costs and discount	(391)	(390)	(1,171)	(1,225)
Interest expense on principal	(1,448)	(1,441)	(4,332)	(4,066)
Fair value adjustment	1,312	(1,299)	(2,381)	29,742
Interest and other income, net	154	98	268	344
Total other (expense) income	(373)	(3,032)	(7,616)	20,055
Loss before income taxes	(9,985)	(13,433)	(32,832)	(6,591)
Income tax benefit	4	19	12	11
Net loss	$(9,981)	$(13,414)	$(32,820)	$(6,580)

Net loss per share:
Basic and diluted	$(0.68)	$(0.92)	$(2.24)	$(0.45)

Weighted average number of shares of common stock outstanding:
Basic and diluted	14,657,430	14,646,982	14,651,371	14,580,289

KEMPHARM, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share and par value amounts)

	As of September 30,	As of December 31,
	2017	2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,829	$16,762
Restricted cash	1,100	1,100
Marketable securities	37,412	51.003
Trade date receivables	2,503	5,003
Prepaid expenses and other current assets	1,354	489
Total current assets	50,198	74,357
Property and equipment, net	2,086	1,970
Long-term investments	6,717	8,200
Other long-term assets	313	360
Total assets	$59,314	$84,887

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable and accrued expenses	$6,355	$6,444
Current portion of capital lease obligation	180	157
Other current liabilities	112	41
Total current liabilities	6,647	6,642
Convertible notes, net	92,341	91,170
Derivative and warrant liability	6,999	4,618
Other long-term liabilities	1,427	1,153
Total liabilities	107,414	103,583

Stockholders' deficit:
Common stock, $0.0001 par value, 250,000,000 shares authorized, 14,657,430 shares issued and outstanding as of September 30, 2017 (unaudited); 14,646,982 shares issued and outstanding as of December 31, 2016	1	1
Additional paid-in capital	106,059	102,643
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, no shares issued or outstanding as of September 30, 2017 (unaudited) and December 31, 2016	—	—
Accumulated deficit	(154,160)	(121,340)
Total stockholders' deficit	(48,100)	(18,696)
Total liabilities and stockholders' deficit	$59,314	$84,887